Master Service Agreement
(MSA)

This MASTER SERVICE AGREEMENT, (“Agreement”) dated as of July 15, 2011 by Square One Solutions, Inc., a California corporation, whose business address is 2525 Main Street, Ste. #110, Santa Monica, CA 90405 (“Square One”), and OverNear, Inc., a Nevada corporation, whose address is 9595 Wilshire Blvd., Suite 900, Beverly Hills, CA 90212 (“Client”).

RECITALS

WHEREAS, SQUARE ONE has expertise in the analysis, graphic design, usability design, software development, manufacture and distribution of web based software and related Information technology products and services;

WHEREAS, the Client is in need of services provided by SQUARE ONE; and

WHEREAS the Client desires to engage SQUARE ONE and SQUARE ONE is desirous of and wishes to enter into such an arrangement, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above premises and the representations and covenants hereinafter contained, the parties hereto agree as follows:

I.	STATEMENT OF WORK (“SOW”)

1.1 SQUARE ONE agrees to provide to Client strategic, creative and technology consulting services on Client’s current project in accordance with the attached Statement of Work (SOW). The attached SOW shall be made a part of this Agreement and governed by the terms of this Agreement as set forth below.

1.2 From time to time, and as the parties shall at that time agree, Client may issue to SQUARE ONE additional SOW(s), which shall each become a part of this agreement and shall be incorporated herein as if set forth in full.

1.3 Each SOW shall follow the format of the SOW attached hereto (unless SQUARE ONE and Client mutually agree to utilize an alternative format), shall be complete in all parts, and shall be signed by an authorized representative of the Client who has been empowered to bind the Client in contract and by an authorized representative of SQUARE ONE who has been empowered to bind SQUARE ONE in contract.

Upon acceptance by the Company of the SOW, the Company will promptly issue to Square One a Common Stock Purchase Warrant for the number of underlying shares of the Company’s Common Stock, par value $0.001 per share, equivalent to 0.25 multiplied by the dollar amount of the SOW divided by the price per share of the Company’s Common Stock based on the prevailing market price.  For example, if the amount of the SOW totaled $18,000, and the most recent share price of the Company’s Common stock is valued at $0.10 per share, then the number of shares underlying the Warrant to be issued to Square One is equivalent to (0.25 x $18,000 = $4,500) / $0.10 = 45,000.

1.4 No work of any kind shall be performed without an SOW signed by both the Client and SQUARE ONE.

1.5 This Agreement shall be deemed effective as of the date of execution below, and shall continue until terminated pursuant to Article VII, below.

1.6. In the event of any conflict between a provision of this Agreement and a provision of the attached SOW or any future SOW entered into pursuant hereto, the provision of the SOW shall control and the conflicting provision in this Agreement shall be null and void with respect to such SOW.

II.	INVOICING

Client agrees to pay SQUARE ONE, for services rendered under each SOW, in accordance with the following procedures:

2.1 SQUARE ONE shall submit to Client by email a monthly invoice for services rendered under this Agreement.

2.2 All good faith disputes regarding an invoice must be made by Client in writing and within thirty business days after discovery of the grounds for the dispute by Client. Any charges not disputed by Client in good faith within thirty business days of the completion of each stage (or “Iteration”) of the project set forth in an SOW will be presumed approved and accepted by Client except to the extent Client subsequently discovers grounds for a dispute.

2.3 All invoices are due in full within the payment term stated on each invoice. Any amount not paid within thirty days of the due date shall be subject to a late interest charge equal to the lesser of 1.5% monthly or the maximum interest charge permissible under applicable law, payable on demand.

2.4 SQUARE ONE shall keep sufficient records at its principal place of business to allow Client to audit the invoices, which records will be maintained during the term of this Agreement and for twenty-four (24) months from the date of termination or expiration of this Agreement.  Client shall give SQUARE ONE reasonable notice before conducting an audit, and the cost of conducting said audit shall be borne by Client unless the audit uncovers an over-statement of charges of more than five percent (5%) greater than the correct audited amount, in which case the cost of the audit shall be borne by SQUARE ONE.

2.5 Neither SQUARE ONE nor SQUARE ONE employees shall be deemed to be employees or agents of Client. SQUARE ONE shall be solely responsible for the payment of compensation (including provision for employment taxes, federal, state, and local income taxes, workers’ compensation, and any similar taxes) associated with the employment of SQUARE ONE employees. SQUARE ONE shall also be solely responsible for obtaining and maintaining all requisite work permits, visas, and any other employment-related documentation. Neither SQUARE ONE nor its employee(s) shall be eligible for, nor shall they participate in, any employee pension, health, or other fringe benefit plan of Client.

III.	INTELLECTUAL PROPERTY RIGHTS

3.1 All SQUARE ONE services for Client shall be deemed a work-made-for-hire.  In the event SQUARE ONE services shall be determined not to have been made as work-made-for-hire, SQUARE ONE hereby assigns, transfers, and gives to Client all rights, whatsoever, in any works produced hereunder without exception.  Client shall own all intellectual property rights in the software and deliverables provided by SQUARE ONE to Client pursuant to this Agreement.  Client, and not SQUARE ONE, shall own all data, analytics, metrics, user personally identifiable information, user content, advertiser names and information and advertisements, and any other information of any kind pertaining to the software, projects, web pages, and applications prepared by SQUARE ONE for Client.

3.2 SQUARE ONE will promptly disclose to Client any and all inventions, discoveries, and improvements conceived of or made by it during the period of this engagement by or association with Client which are related in any way whatsoever to the business or activities of Client. SQUARE ONE hereby agrees to assign any and all interest it may have therein to Client or its designee.

3.3 Whenever requested by Client to do so, SQUARE ONE will execute any and all applications, assignments, or other instruments which Client shall be reasonably necessary to apply for copyrights, patents or otherwise to protect Client’s interest therein. These obligations shall continue beyond the termination of services or association of SQUARE ONE during the period of this engagement of association, and shall be binding upon its assigns, successors, executors, administrators, or other legal representatives.

3.4 SQUARE ONE shall maintain records, including design documents, source code, notebooks, etc. in sufficient detail and in good scientific/engineering manner for patent or other purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of services in furtherance of this Agreement during the term of this Agreement and for one year after the expiration or termination of this Agreement. SQUARE ONE shall provide to Client (at Client’s expense) copies of such records upon request of Client or upon expiration or termination of this Agreement, whichever is first.

3.5 In the event Client, subsequent to the termination of services under this Agreement, requires SQUARE ONE assistance with regard to securing, defending, or enforcing any patent, copyright, or trade secret as a result of the services performed hereunder, or about which SQUARE ONE has information or knowledge as a result of the services performed hereunder, Client will pay reasonable compensation, including reasonable expenses, for SQUARE ONE time, at SQUARE ONE’s standard hourly rates then in effect.

3.6 During the project development, in order to reduce the development time, SQUARE ONE may use some of the reusable components and generic library routines that have been developed over a period of time by SQUARE ONE. The source codes of all such reusable components and libraries will be the sole property of SQUARE ONE. Unless Client explicitly expresses it in writing, SQUARE ONE will use reasonable efforts to employ the reusable components and library routines. SQUARE ONE shall provide source codes for all such reusable components and hereby grants a perpetual, irrevocable, worldwide royalty free license to use the reusable components and generic library routines as necessary to use and improve the software, web pages, and other projects developed by SQUARE ONE for Client.

IV.	CONFIDENTIALITY AND INDEMNITY

4.1 As a part of this Agreement and the supplementing SOW(s), it will be necessary for Client to disclose to SQUARE ONE certain confidential information, trade secrets, and proprietary documents to allow SQUARE ONE to provide the services requested. The following restrictions will govern the use of such confidential information, trade secrets, and proprietary documents:

4.1a SQUARE ONE acknowledges that all material and information supplied by Client which has or will come into SQUARE ONE’s possession or knowledge of SQUARE ONE in connection with its performance hereunder, is to be considered Client’s confidential and proprietary information (the “Confidential Information”).  By way of illustration, but not as a limitation, Confidential Information includes the Software, trade secrets, processes, data, know-how, program codes, documentation, flowcharts, algorithms, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices, costs, and employee and customer lists.  SQUARE ONE’s undertakings and obligations under this Section will not apply, however, to any Confidential Information which: (i) is or becomes generally known to the public through no action on SQUARE ONE’s part, (ii) is generally disclosed to third parties by Client without restriction on such third parties, or (iii) is approved for release by written authorization of Client.  Upon termination of this Agreement or at any other time upon request, SQUARE ONE will promptly deliver to Client all notes, memoranda, notebooks, drawings, records, reports, files, documented source codes and other documents (and all copies or reproductions of such materials) in its possession or under its control, whether prepared by SQUARE ONE or others, which contain Confidential Information.  SQUARE ONE acknowledges that Confidential Information is the sole property of Client.  SQUARE ONE agrees that disclosure of such information to, or use by, third parties, either during or after this Agreement, will cause Client irreparable damage.  SQUARE ONE agrees to use best efforts to hold Confidential Information in the strictest confidence, not to make use of it other than for the performance of its obligations hereunder, to release it only to the SQUARE ONE’s employees or contractors with a need to know such information and not to release or disclose it to any other party.  SQUARE ONE further agrees not to release such information to any employee or contractor who has not signed a written agreement between SQUARE ONE and the employee expressly binding the employee not to use or disclose the Confidential Information, except as expressly permitted in this Agreement. Client shall be listed as a third-party beneficiary of any such agreement.  SQUARE ONE will notify Client in writing of any circumstances within its knowledge relating to any unauthorized possession, use, or knowledge of such Confidential Information.  At any time, upon request, the SQUARE ONE will return any such information within its possession to Client.

4.1b. SQUARE ONE acknowledges that Client’s purpose in pursuing the development of the Software is to gain a significant competitive advantage over competitors operating without such Software and that such advantage will be jeopardized if such competitors learn of Client’s negotiations with SQUARE ONE or the performance by SQUARE ONE of its obligations hereunder.  Accordingly, SQUARE ONE agrees to keep such negotiations and performance of its obligations hereunder strictly confidential and not to disclose any information to any third party or entity in perpetuity without the prior written permission of Client.  In no event, shall SQUARE ONE or any of its employees use Client as a reference in marketing SQUARE ONE’s services to any third party or entity without Client’s prior written permission.

4.2 SQUARE ONE and Client will at all times defend and indemnify each other and their respective affiliates and the officers, directors and employees of the foregoing from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, arising out of any claim that alleges breach by the indemnifying party of any representation, warranty, or undertaking made herein.  The obligations of either party to provide indemnification under this Agreement will be contingent upon the indemnified party (i) providing the indemnifying party with prompt written notice of any claim for which indemnification is sought (provided that the indemnified party’s failure to notify the indemnifying party will not diminish the indemnifying party’s obligations under this Section 10 except to the extent that the indemnifying party is materially prejudiced as a result of such failure), (ii) cooperating fully with the indemnifying party (at the indemnifying party’s expense), and (iii) allowing the indemnifying party to control the defense and settlement of such claim, provided that no settlement may be entered into without the consent of the indemnified party if such settlement would require any action on the part of the indemnified party other than to cease using any allegedly infringing or illegal content or services.  An indemnified party will at all times have the option to participate in any matter or litigation through counsel of its own selection at its own expense.

4.3 SQUARE ONE obligations under article 4.1 shall cease three (3) years after Termination of this Agreement and the parties obligations under article 4.2 shall survive termination of this Agreement.

V.	NON-SOLICITATION OF EMPLOYEES

5.1 Client recognizes and acknowledges that SQUARE ONE has devoted a considerable amount of time, effort, and expenses to establish SQUARE ONE employee pool and to hiring and training its employees. Client recognizes that:

a.	Such employee base comprises a valuable asset of SQUARE ONE;

b.	As a result of providing services hereunder, Client will have access to SQUARE ONE employees; and

c.	Client’s solicitation of SQUARE ONE employees to become employees of Client would be highly damaging to SQUARE ONE business.

Based on the aforementioned, during the term of this Agreement and for a period of one (1) year from the date of termination of this Agreement or one year from the last time that SQUARE ONE provides services to Client pursuant to a SOW, Client agrees not to directly or indirectly solicit any employee or agent of SQUARE ONE, whether or not such employee had provided services to Client under the terms of this Agreement. SQUARE ONE agrees not to solicit directly or indirectly any employee of Client who has been involved directly or indirectly in a project under this Agreement.

5.2 The provisions of Paragraph 5.1 shall survive the expiration or termination of this Agreement for any reason.

5.3 Remedies. Remedies shall be available to SQUARE ONE or Client in the event of a breach of the provisions of Paragraphs 5.1 or 5.2 according to the following provisions:

a.
The parties agree that a breach by Client or SQUARE ONE of any of the provisions of Paragraphs 5.1 or 5.2 of this Agreement would cause irreparable damage to the non-breaching party. Therefore, the aggrieved party shall be entitled to preliminary and permanent injunctions restraining the breaching party from breaching or continuing any breach of any of the provisions of Paragraphs 5.1 and 5.2 of this Agreement. In addition to all other remedies available at law, the aggrieved party shall be entitled to an amount equal to one year’ salary paid to the solicited employee. The existence of any claim or cause of action on the part of the Client against SQUARE ONE, whether arising from this Agreement or otherwise, shall not constitute a defense to the granting or enforcement of this injunctive relief;

b.
The remedies available to SQUARE ONE or Client under this Agreement are cumulative. Either may, in their sole discretion, elect to pursue all or any of such remedies. Such remedies are in addition to any given by law or equity and may be enforced successively or concurrently.

c.
Acknowledgment of Reasonableness. Client has carefully read and considered the provisions of this Agreement and agrees that the restrictions set forth herein, particularly those in Paragraphs 5.1 and 5.2, are fair and reasonably required for the protection of SQUARE ONE. If any provision of Paragraph 6.1 relating to the restrictive period, scope of activity restricted, and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted, or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted, and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted, and/or the territory applicable to the restrictive covenant provisions in this Agreement.

VI.	TERMINATION

6.1 Services under this Agreement shall terminate at the earlier of:

a.	Completion of services by SQUARE ONE under the last SOW authorized by Client to SQUARE ONE; or

b.	Either party may terminate this Agreement, upon thirty (30) business days prior written notice to the other party, provided the written notice contains the following:

1.	the effective date of the termination;

2.	a clear statement as to whether the entire Agreement or a SOW(s) is being terminated; and

3.	what additional action the other party is expected to take in order to facilitate the termination.

6.2 Services under a SOW shall terminate at the earlier of:

a.	the completion of services by SQUARE ONE under the SOW authorized by Client to SQUARE ONE; or

b.	Either party may terminate services under a SOW upon thirty (30) business days prior written notice to the other party, provided the written notice contains the following:

1.	the effective date of the termination;

2.	a clear statement as to which SOW is being terminated, and a statement specifically requesting that other SOW(s), if any, continue in effect; and

3.	what additional action the other party is expected to take in order to facilitate the termination.

6.3 Regardless of whether the entire Agreement or a single SOW is being terminated, Client shall be responsible for payment for services rendered and reimbursement of SQUARE ONE’s expenses accrued until the effective date of termination.

6.4 At Client’s request, after termination of this Agreement for any reason, provided that Client has paid all outstanding payments due or owing from Client, SQUARE ONE will promptly deliver to Client all work products, correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flowcharts, programs, proposals, or any other documents and copies thereof, completed or uncompleted, that were either produced or obtained by SQUARE ONE as the result of this Agreement.

VII. REPRESENTATIONS AND WARRANTIES

7.1 SQUARE ONE represents and warrants to the Client as follows:

a.
That it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction, with all requisite corporate power and authority to enter into and perform this Agreement and any SOWs incorporated herein, and entering into and performing this Agreement and any such SOWs does not and will not violate any agreements, rights or obligations existing between SQUARE ONE and any other person, firm or corporation.

b.
That its personnel shall perform services in a good and workmanlike manner consistent with industry standards in accordance with the applicable SOW.  In the event of a breach of this warranty, Client’s sole remedy, and SQUARE ONE’s only obligation to Client, shall be to perform the services once again to bring the services within the terms of this limited warranty.

c.
All deliverables, and all ideas, creations, designs and materials furnished by SQUARE ONE or licensed to Client or its end users in connection with the SOWs will be SQUARE ONE’s own and original creation or adequately licensed by SQUARE ONE, and will not infringe intellectual property rights or any other proprietary rights of any third party, be defamatory, violate right of privacy or right of publicity, or violate applicable laws, rules, or regulations.

d.
SQUARE ONE will provide CLIENT with deliverables that are reasonably free of any known computer “virus” or other similar harmful, malicious, or hidden program, code, or data in accordance with standard industry practices; provided that CLIENT acknowledges that standard industry practices do not ensure one hundred percent (100%) protection against “viruses” or other similar harmful, malicious, or hidden program, code, or data.

e.	SQUARE ONE’s employees performing hereunder have the requisite skills, expertise, and qualifications to perform the services required by this Agreement and the SOWs;
f.
SQUARE ONE’s services hereunder will comply with all applicable laws, rules, and regulations, as well as comply with third party agreements and terms of service, including for example and without limitation, mobile phone data service providers, mobile phone device manufacturers, and website portals all as contemplated by an SOW; and

g.
Each software development project from the launch date until the end of the Term, or as otherwise set forth on the applicable SOW will (1) fully perform in accordance with its specifications as determined in the SOW, (2) meet all standards required to be available, operable, and fully functional on its intended distribution channels as contemplated by this Agreement and the applicable SOW.

7.2 Warranty Disclaimer.  Except as otherwise expressly provided herein, SQUARE ONE makes no representation or warranties, express or implied, regarding any matter, including without limitation, the merchantability, suitability, originality, fitness for a particular use or purpose, or results to be derived from the use of any service, software, or other materials provided under any SOW. SQUARE ONE does not represent or warrant that the operation of any software will be uninterrupted or error-free. Client acknowledges that it is a sophisticated party to this agreement and recognizes and agrees that this provision is an integral part of SQUARE ONE pricing and an important factor in its desire to perform services hereunder.

7.3 SQUARE ONE shall not be liable to Client for any delay or failure by SQUARE ONE to perform its obligations under this Agreement or any SOW(s) issued hereunder, if such delay or failure arises from any cause or causes beyond SQUARE ONE’s control. By way of example, but not limitation, SQUARE ONE shall not be responsible for delays caused by labor disputes (which shall include a breach by an employee of an applicable employment agreement or work rule), strikes, other labor or industrial disturbances, a personal emergency suffered by SQUARE ONE employees, acts of God, floods, lightning, shortage of materials, rationing, utility or communication failures, earthquakes, casualty, war, insurrections, embargoes, blockages, and actions, restrictions, regulations, or orders of any government, agency, or subdivision thereof. SQUARE ONE shall notify Client of any anticipated delay as soon as practicable.

7.4 Client represents and warrants to SQUARE ONE that it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction, with all requisite corporate power and authority to enter into this transaction.  It further warrants that it has the funds available to pay for services requested hereunder.

7.5 SQUARE ONE will fix any software error or bug identified as a “critical error” (as defined below) at any time after an SOW is complete at no extra cost to Client.  A “critical error” is any error in the software product that (i) results in the product not performing in accordance with the agreed upon software specifications, or (ii) a material deviation of the product from the agreed upon software specifications, or (iii) should have reasonably been detected by SQUARE ONE during development and testing in accordance with industry standards and practices.

7.6 At Client’s expense (pursuant to the terms of a mutually agreeable maintenance SOW), SQUARE ONE will fix any software error or bug identified as a “routine error” (as defined below).  A “routine error” is any error in the software product that (i) results from scenarios or performance criteria that were not included in the agreed upon software specifications, or (ii) is not caused by a material deviation of the product from the agreed upon software specifications, or (iii) could not have been reasonably detected or anticipated during the development and testing process in accordance with industry standards and practices.

7.7 Any modifications requested by the Client to make the software compatible with new versions of mobile devices, web browsers, or other advances in technology will be provided pursuant to the terms of a mutually agreeable SOW, a change order, or else pursuant to SQUARE ONE’s standard hourly rates then in effect.

VIII. MISCELLANEOUS

8.1Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law of California, not the law of conflicts.

8.2Arbitration. Any controversy, dispute, or claim arising out of or relating to this Agreement, any SOW(s), or the breach thereof, shall be settled by binding arbitration in accordance with the rules and procedures then in effect by one arbitrator appointed in accordance with such rules. The arbitration shall be held in California. Any arbitration award shall be conclusive and binding and judgment upon any arbitration award rendered by the arbitrator in the jurisdiction of which Client consents to for purposes of any such action.

8.3Entire Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between SQUARE ONE and Client. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of both SQUARE ONE and Client.

8.4Severability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement, which are valid.

8.5Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

8.6Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto only. This Agreement may not be assigned by either party without the prior written approval of the non-assigning party.

8.7Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

8.8Notices. Any and all notices required by this Agreement shall be given in writing by first class mail, registered or certified mail, with return receipt requested to the business address set forth in the preamble to this Agreement, as such address may be amended from time to time by written notice.  Alternatively, notice may be given by email communication with proof of actual receipt by the intended recipient as follows: if to SQUARE ONE to chad@squareonesolutions.net and if to Client to fred@overnear.com and bill@overnear.com.

[SIGNATURE PAGE FOLLOWS]

INTENDING TO BE LEGALLY BOUND, SQUARE ONE and Client have hereunto executed this Agreement the day and year first above written.

CLIENT: OVERNEAR, INC. a Nevada corporation By: /s/ Fred E. Tannous Name: Fred E. Tannous Title: CEO	SQUARE ONE: SQUARE ONE SOLUTIONS, INC. a California corporation By: /s/ Chad Hahn Name: Chad Hahn Title: President